Exhibit 99.1

Caliber Goes Live with PURE Pickleball & Padel Tokenized Real Estate Investment Offering

First completed fund tokenization on the Caliber platform, part of an initial program of approximately $100 million of Managed Assets slated for tokenization

SCOTTSDALE, Ariz, Aug. 13, 2026 (GLOBE NEWSWIRE) – Caliber (Nasdaq: CWD), a real estate-focused alternative asset manager, today announced that it has gone live with its Caliber (Nasdaq: CWD), a real estate-focused alternative asset PURE Pickleball & Padel investment offering as the first real estate investment on its platform to be tokenized. The initiative creates a real-world, practical example of how blockchain-based ownership infrastructure can improve the private real estate investor experience.

“Tokenizing PURE Pickleball & Padel gives us a practical first use case where we can connect the technology to a real asset, a real investor experience and a real operating business. We are not changing what investors own. We are applying better technology to make private real estate ownership more transparent, more efficient and ultimately more functional. This is the first step in a tokenization program we expect to expand across additional offerings over time, beginning with an initial slate of approximately $100 million of Managed Assets,” said Chris Loeffler, Chief Executive Officer of Caliber. “Caliber brought together top-tier partners for this tokenization effort with Chainlink’s Automated Compliance Engine (ACE) automating investor verification, KYC/AML, sanction screening, and transfer controls onchain.”

As of today, investors in PURE Pickleball & Padel can choose to receive a tokenized digital ownership certificate (the "Token") or opt for the existing method of a paper certificate. The investors who take the token would receive a digital representation of their investment interest and would hold the Token in a digital wallet. The underlying investment remains an interest in PURE Pickleball & Padel in Scottsdale, AZ, a real asset and operating business governed by the applicable offering documents.

Tokenizing this project broadens access for investors worldwide who are seeking exposure to Pickleball and Padel, the two fastest-growing sports in the United States and the Globe, respectively. Caliber believes tokenization also will allow it to automate valuation calculations to help investors have greater transparency to the value of their shares at any point in time. With that increased transparency, Caliber expects that the tokens may also experience improved liquidity as compared to a traditional private real estate fund investment.

A token creates a digital ownership record which improves visibility into ownership positions, automates portions of fund administration and compliance, strengthens investor communications and makes more broadly distributed investment interests easier to manage. The implementation incorporates investor verification, know-your-customer and anti-money-laundering review, sanctions screening, and transfer controls.

Caliber’s PURE Pickleball & Padel tokenization offering represents the first step in Caliber’s effort to build operating capability in tokenized private real estate funds and REITs, a logical and modern expansion of Caliber’s established real estate platform, not a pivot away from its core business. Caliber intends to continue expanding its tokenization efforts across the platform over time, beginning with an initial program of approximately $100 million of Managed Assets slated for tokenization.

About Caliber (CaliberCos Inc.)

Caliber (Nasdaq: CWD) is a real estate-focused alternative asset manager with over $2.6 billion in Managed Assets and a 17-year track record investing in middle-market hospitality and multifamily real estate. The Company pairs an institutional-quality asset management platform with a boutique, hands-on investment approach focused on value creation in underserved market segments. Investors can participate in Caliber through its publicly traded equity (Nasdaq: CWD), and through its private real estate investment funds for accredited investors and financial professionals. For more information, visit caliberco.com.

Forward-Looking Statements

This press release contains “forward-looking statements” that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” "will” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on the Company’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. These and other risks and uncertainties are described more fully in the section titled “Risk Factors” in the Company's Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 26, 2026, and other reports filed with the SEC thereafter. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law.

CONTACTS:

Caliber Investor Relations
Ilya Grozovsky
+1 480-214-1915
Ilya@CaliberCo.com

Media Relations
Phillip Robertson
+1 917-498-4711
PRobertson@ImpactPartners.llc